Exhibit 1

Execution Version

CAPITAL CONTRIBUTION AGREEMENT

THIS CAPITAL CONTRIBUTION AGREEMENT, dated as of March 28, 2019 (this “Agreement”), is entered into by and between High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and American Midstream GP, LLC, a Delaware limited liability company (“AMID GP”, and together with HPIP, collectively, the “Parties”, and each, a “Party”).

WHEREAS, pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of AMID GP, dated as of August 10, 2017 (the “GP LLC Agreement”), HPIP, as the holder of a majority of the Class A Membership Interests (as defined in the GP LLC Agreement), has the exclusive authority over the internal business and affairs of AMID GP that do not relate to the management and control of the business and affairs of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and its subsidiaries;

WHEREAS, HPIP owns all of the outstanding Series A-1 Convertible Preferred Units (the “Series A-1 Partnership Units”) of the Partnership;

WHEREAS, HPIP desires to contribute to AMID GP the Series A-1 Partnership Units as a capital contribution (the “Series A-1 Contribution”), which capital contribution will be made in exchange for a 21.074% Class A Membership Interest in AMID GP (the “Issued Class A Membership Percentage”);

WHEREAS, the net agreed value of the Series A-1 Contribution is $120,931,104.06 (the “Net Agreed Value”); and

WHEREAS, in accordance with Section 4.1 of the GP LLC Agreement, HPIP may make an additional Capital Contribution (as defined in the GP LLC Agreement) to AMID GP in exchange for additional Class A Membership Interests in compliance with Section 3.1(f) of the GP LLC Agreement, and HPIP has determined that the Series A-1 Contribution is being made in compliance with Section 3.1(f) of the GP LLC Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the Parties hereto hereby agree as follows:

1.

Contribution and Acceptance of Series A-1 Contribution. In accordance with the terms and conditions of the GP LLC Agreement, HPIP hereby contributes the Series A-1 Partnership Units to AMID GP as a capital contribution, and AMID GP hereby receives and accepts from HPIP the Series A-1 Partnership Units as a capital contribution in an amount equal to the Net Agreed Value and issues to HPIP the Issued Class A Membership Percentage. The Class A Members (as defined in the GP LLC Agreement) hereby provide the revisions to Exhibit A to the GP LLC Agreement attached hereto as Exhibit A, which reflect the issuance of the Issued Class A Membership Percentage in exchange for the Series A-1 Partnership Units.

2.

Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

3.	Amendment. This Agreement may not be altered, modified or amended except by a written instrument signed by each Party.

4.

Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

5.	Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.

Counterparts; Delivery by Facsimile. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. This Agreement, the agreements referred to herein, to the extent signed and delivered by means of a facsimile machine or email, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its conflicts of laws principles.

8.

Further Assurances. The Parties hereto shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

[Signature Page Follows]

*            *             *            *            *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

AMERICAN MIDSTREAM GP, LLC

By:	High Point Infrastructure Partners, LLC, its majority Class A Member

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page to Contribution Agreement - HPIP

EXHIBIT A

I.	Class A Membership Interest

Member	Class A Membership Interest	Sharing Percentage (Before Class C Payout)
High Point Infrastructure Partners, LLC	85.762%	85.762%
AMID GP Holdings, LLC	14.238%	14.238%

*	Sharing Percentages shown above are subject to reduction after Class C Payout on account of the Class C Membership Interest

II.	Class C Membership Interest

Member	Number of Class C Units	Sharing Percentage (After Class C Payout)
LB3 Services	100	8.5%

Exhibit A